EXHIBIT 99.2

American Eagle Outfitters, Inc.
September 2005
Recorded Sales Commentary Transcript dated October 5, 2005

Welcome to the American Eagle Outfitters September 2005 Sales Commentary. This is Judy Meehan, Director of Investor Relations. During this call, I will make certain forward-looking statements, which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in the Management's Discussion and Analysis sections of our quarterly and annual reports filed with the SEC.

Total sales for the month ended October 1st, 2005 increased 20.9% to a record $183.8 million, compared to $152.0 million for the month ended October 2nd, 2004. September same store sales increased 13.0%, which compares to a 23.3% comp increase last September.

Early in the month, trends in certain areas primarily located in the Mid-West were inconsistent. As the month progressed, however, we were pleased to see business improve in these markets.

Our men's business comped in the positive low double-digits and women's produced a positive low teen comp, with key categories, including knit tops, hoodies, and denim, performing well. Challenging categories included woven shirts, corduroy pants and women's blazers.

In September our average unit retail price increased in the mid single-digits, reflecting favorable product mix. The number of sales transactions per store and units sold per store rose in the high single-digits.

By Region:

The West, Southwest, Mid-Atlantic region and the Mid-West comped in the positive low double-digits. The Northeast and Southeast comped in the positive mid-teens and Canada had a positive high-teen comp in September.

Comps by week were as follows:

Weeks one through four increased in the low double-digits, compared to last year's weekly comps of positive high-twenties, positive low-forties, positive low-twenties and positive low-twenties, respectively. This year, comps in week five increased in the high-teens compared to a mid single-digit increase last year.

We kicked-off our "We've got you covered" event this week, which features wear-now hoodies and jackets, along with our latest delivery of new outerwear styles. Our Holiday one floor-set arrives in stores October 25th.

We continue to expect third quarter earnings to be in the range of $0.43 to $0.44 per share, compared to $0.39 per share from continuing operations last year.

Thank you for your continued interest in American Eagle Outfitters.